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                          LIMITED PARTNERSHIP AGREEMENT

                              NAP PROPERTIES, LTD.

                        A California Limited Partnership

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                          LIMITED PARTNERSHIP AGREEMENT

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
SECTION 1: DEFINITIONS

1.1      Affiliate ......................................................     2
1.2      Allocations ....................................................     3
1.3      Assignee .......................................................     3
1.4      Bankruptcy .....................................................     3
1.5      Capital Account ................................................     3
1.6      Internal Revenue Code ..........................................     3
1.7      Distributions ..................................................     4
1.8      Event of Dissolution ...........................................     4
1.9      General Partner ................................................     4
1.10     Initial Limited Partner ........................................     4
1.11     Invested Capital ...............................................     4
1.12     Limited Partner ................................................     4
1.13     Majority for Voting Purposes (Limited Partners) ................     4
1.14     Minimum Gain ...................................................     5
1.15     Net Income and Net Loss ........................................     5
1.16     Net Proceeds From Operations ...................................     5
1.17     Net Proceeds From Sales or Refinancings ........................     5
1.18     Partner ........................................................     5
1.19     Partnership ....................................................     5
1.20     Percentage Interest ............................................     5
1.21     Property .......................................................     6
1.22     Reserves .......................................................     6
1.23     Tax Matters Partner ............................................     6

SECTION 2: ORGANIZATION

2.1      Authority To Do Business .......................................     6
2.2      Certificate Of Limited Partnership .............................     6
2.3      Purpose ........................................................     6
2.4      Partnership Name ...............................................     7
2.5      Place Of Business ..............................................     7
2.6      Admission Of Limited Partners ..................................     7
2.7      Initial Limited Partner ........................................     8

SECTION 3: TERM

3.1      Commencement ...................................................     8
3.2      Dissolution ....................................................     8
3.3      Continuation ...................................................     9
3.4      Authority To Wind Up ...........................................    10

SECTION 4: CAPITAL

4.1      Capital Contributions ..........................................    10
4.2      Additional Limited Partners ....................................    10


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                     Table of Contents (Cont'd)

4.3      General Partner as Limited Partner .............................    11
4.4      Capital Account ................................................    11
4.5      Loans ..........................................................    13
4.6      Reserves .......................................................    14

SECTION 5: ALLOCATIONS AND DISTRIBUTIONS

5.1      Net Income and Net Loss ........................................    14
5.2      Distributions ..................................................    15
5.3      Dissolution ....................................................    15
5.4      Apportionment Among Partners ...................................    16
5.5      Allocation On Transfer of Interest in Partnership ..............    16
5.6      Return of Distributions ........................................    16

SECTION 6: PARTNERSHIP EXPENSES

6.1      Direct Expenses ................................................    17
6.2      Reimbursable Expenses ..........................................    17

SECTION 7: BOOKS AND RECORDS

7.1      Records ........................................................    18
7.2      Delivery of Records to Limited Partner and Inspection ..........    19
7.3      Reports ........................................................    20
7.4      Tax Returns ....................................................    20
7.5      Tax Matters Partner ............................................    20

SECTION 8: CHANGES IN MEMBERSHIP

8.1      Additional Partners ............................................    21
8.2      Transfer Restrictions of Partnership Interest ..................    22
8.3      Permitted Transfers of Partnership Interest ....................    23
8.4      Buy-Out Events .................................................    23
8.5      Effect of Buy-Out Event ........................................    25
8.6      Procedure for Sale and Purchase ................................    26
8.7      Purchase Price .................................................    28
8.8      Insurance Policies .............................................    29
8.9      Payment and Transfer of Available Interest .....................    30
8.10     Notes and Security .............................................    32

SECTION 9: MANAGEMENT

9.1      Control In General Partner .....................................    33
9.2      Acts and Voting of General Partner .............................    35
9.3      Devotion of Time ...............................................    35
9.4      Indemnification of General Partner .............................    35
9.5      Investment Opportunities .......................................    36
9.6      Other Matters Concerning the General Partner ...................    36


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                    Table of Contents (Cont'd)

SECTION 10: LIMITED PARTNERS' VOTING RIGHTS AND MEETINGS

10.1     No Management and Control ......................................    37
10.2     Voting Rights ..................................................    38
10.3     Limitations ....................................................    38
10.4     Meetings of Partners ...........................................    39
10.5     Voting Procedures ..............................................    39
10.6     Action Without a Meeting .......................................    40
10.7     Waiver of California Corporations Code Section 15637 ...........    40

SECTION 11: GENERAL PARTNER'S WITHDRAWAL OR TERMINATION

11.1     Withdrawal or Termination ......................................    41
11.2     Liability on Removal or Withdral ...............................    41

SECTION 12: SPECIAL POWER OF ATTORNEY

12.1     Attorney-In-Fact ...............................................    42
12.2     Special Provisions .............................................    43
12.3     Signatures .....................................................    43

SECTION 13: REORGANIZATION

13.1     Limited Partner Approval .......................................    43
13.2     Incorporation ..................................................    44
13.3     Merger .........................................................    44
13.4     Valuation ......................................................    44

SECTION 14: MISCELLANEOUS

14.1     Amendments .....................................................    45
14.2     Arbitration ....................................................    45
14.3     Attorneys Fees .................................................    45
14.4     Capacity To Sign ...............................................    45
14.5     Counterparts ...................................................    45
14.6     Covenant To Sign Documents .....................................    46
14.7     Cross-References ...............................................    46
14.8     Entire Agreement ...............................................    46
14.9     Gender and Number ..............................................    46
14.10    Governing Law ..................................................    46
14.11    Headings .......................................................    46
14.12    Joint and Several Liability ....................................    47
14.13    Notices ........................................................    47
14.14    No Waiver.......................................................    47
14.15    Severability ...................................................    48
14.16    Successors and Assigns .........................................    48


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                     Table of Contents (Cont'd)

SIGNATURES

         General Partner ................................................    48
         Limited Partner ................................................    48


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                          LIMITED PARTNERSHIP AGREEMENT

                                       OF

                              NAP PROPERTIES, LTD.,

                        a California Limited Partnership

     This Limited Partnership Agreement ("Agreement") is made on August 11, 1989 between NEALE A. PERKINS ("Perkins"), ARLENE HAMEL ("Hamel") and DAVID M. HOLMES ("Holmes"), collectively, the "General Partner" or the "General Partners," and NEALE A. PERKINS, (the "Initial Limited Partner"). The General Partner and the Initial Limited Partner are sometimes referred to as the "Partners."

                                 R E C I T A L S

     A. All the Partners presently are employees of or affiliated with Safariland Ltd., Inc. a California corporation ("Safariland"), of which Perkins is the principal shareholder.

     B. The Partnership Property, as defined below, initially shall be leased to Safariland.


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     C. Except as otherwise provided in this Agreement or an amendment to it, the parties intend that Partnership interests will be held by Perkins and employees of or persons affiliated with Safariland (e.g., Holmes is legal counsel to and a member of the Executive Committee of Safariland).

     By this Agreement and with reference to the foregoing Recitals, the Partners join together to form a limited partnership under the California Revised Limited Partnership Act and agree to all the terms of this Agreement.

                                    SECTION 1

                                   DEFINITIONS

1. When used in this Agreement, the following terms shall have the meanings stated in this Section, and not those stated in the California Revised Limited Partnership Act:

     1.1 Affiliate. (a) A person directly or indirectly controlling, controlled by or under common control with another person; (b) a person owning or controlling 10% or more of the outstanding voting securities or beneficial interests of another person; (c) an officer, director or partner of another person. "Person" includes any natural person, partnership, corporation, association or other legal entity. Control includes the terms "controlled by" and "under common control with" and means the


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possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

     1.2 Allocations. The Allocations of the Partnership's Net Income, Net Loss and other items of income loss, gain or credit, made for Federal income tax purposes and shown in the Partnership's Federal income tax return.

     1.3 Assignee. A person who has acquired a beneficial interest in the Partnership from a Limited Partner in compliance with the terms of the Agreement but who is not a substituted Limited Partner.

     1.4 Bankruptcy. Institution of any proceedings under Federal or State laws for relief of debtors, including the filing of a voluntary or involuntary petition under the Federal Bankruptcy Law; an adjudication as insolvent or bankrupt; an assignment of property for the benefit of creditors; the appointment of a receiver, trustee, or a conservator of any substantial portion of assets. Failure to obtain the dismissal of a proceeding under this Section or the removal of a conservator, receiver or trustee within 60 days after either event shall also be considered Bankruptcy.

     1.5 Capital Account. As defined in Section 4.4.

     1.6 Internal Revenue Code. The Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent


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revenue laws.

     1.7 Distributions. Cash or property distributed to Partners arising from their interests in the Partnership, other than payments to Partners for services or as repayment of loans.

     1.8 Event of Dissolution. As defined in Section 3.2.1.

     1.9 General Partner. The persons named above and referred to collectively as the General Partner and any person or persons who are successors to the named General Partners.

     1.10 Initial Limited Partner. The person named above as the Initial Limited Partner, with the rights described in Section 2.7.

     1.11 Invested Capital. The money contributed to the Partnership by a Partner as capital under Section 4.1, including contributions when this Partnership is formed and later contributions.

     1.12 Limited Partner. The persons listed on the signature page as Limited Partners and any person who becomes a Limited Partner by substitution after receiving an assignment from a Limited Partner and the General Partner's consent.

     1.13 Majority for Voting Purposes (Limited Partners. The Limited Partners collectively holding more than two-thirds of the Percentage Interest of all the Limited Partners. The definition of Majority supersedes and prevails over the Corporations Code Section 15611(1) definition of Majority.


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     1.14 Minimum Gain. The "Partnership Minimum Gain" as defined in Treasury
Regulation Section 1.704-1(b).

     1.15 Net Income and Net Loss. The Net Income or Net Loss of the Partnership for Federal income tax purposes, as determined by sound principles of tax accounting, as applied by the Partnership's accountants.

     1.16 Net Proceeds From Operations. Gross Revenues generated by the Property and miscellaneous sources other than Net Proceeds From Sales or Refinancings, less cash expenditures, fees for services to the General Partner or any Affiliate of the General Partner, debt service, operating expenses, and amounts set aside for reserves.

     1.17 Net Proceeds From Sales or Refinancings. Proceeds from a sale or refinancing of the Property after deducting expenses relating to the transaction and retention of reasonable reserves, or net condemnation proceeds, or insurance proceeds not used to rebuild or replace the affected property.

     1.18 Partner. Any person who is a General Partner or a Limited Partner in the Partnership.

     1.19 Partnership. The limited partnership formed by the Agreement.

     1.20 Percentage Interest. A Partner's percentage interest as set forth on the signature page, unless modified under the Agreement; provided, it is the intent of the parties that the General Partner(s) collectively shall own a 90%


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Percentage Interest and the Limited Partners collectively shall own a 10%
Percentage Interest in the Partnership.

     1.21 Property. The real property commonly known as approximately 5.64 acres located at the corner of Mission Boulevard and Turner Avenue in the City of Ontario, County of San Bernardino, California.

     1.22 Reserves. A sum of money retained by the Partnership for contingencies, as described in Section 4.5.

     1.23 Tax Matters Partner. A Partner as defined in Section 7.5.

                                    SECTION 2

                                  ORGANIZATION

     2.1 Authority To Do Business. The Partnership shall hold, operate, and manage the Property and enter into contracts and do business as a limited partnership.

     2.2 Certificate of Limited Partnership. A Certificate of Limited Partnership ("Certificate") under California Corporations Code Section 15621 shall be prepared, signed by the General Partner and filed in the Office of the California Secretary of State.

     2.3 Purpose. The purpose and activity of the Partnership shall be limited as stated in this Section.

          2.3.1 The purpose of the Partnership is to purchase, manage, finance, refinance, and hold for investment and


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disposition the Property.

          2.3.2 Besides the primary purpose stated in Subsection 2.3.1, the Partnership may purchase any real or personal property, make any investment, and engage in any joint venture, general partnership, limited partnership, or other business activity proposed by the General Partner and not prohibited by law.

          2.3.3 The Partnership may do all things necessary, in the General Partner's opinion and not prohibited by the Agreement or any law, to accomplish the purposes of the Partnership.

     2.4 Partnership Name. The name of the Partnership shall be "NAP PROPERTIES, LTD., a California Limited Partnership" or such other name as the General Partner may choose.

     2.5 Place of Business. The principal place of business for the Partnership shall be 1941 South Walker Avenue, Monrovia, California, 91016, or such other place as the General Partner may choose.

     2.6 Admission of Limited Partners. Persons will be admitted as Limited Partners as follows:

          2.6.1 Persons who have (a) signed the Agreement or a counterpart copy of the Agreement; (b) made the required payment of Invested Capital; and (c) been accepted by the General Partner to become Limited Partners.

          2.6.2 Persons who purchase Limited Partnership


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interests on the offering and issuing of additional interests after the initial organization of the Partnership shall be admitted and become Limited Partners according to the terms of the later offering and issuance.

          2.6.3 The General Partner may establish additional reasonable rules and procedures for the admission of additional or substitute Limited Partners not otherwise inconsistent with this Agreement.

     2.7 Initial Limited Partner. The Initial Limited Partner shall be a Limited Partner to the extent of the Invested Capital contributed by the Initial Limited Partner, provided that at the option of the General Partner or the Initial Limited Partner, exercisable by notice within 60 days of the admission of any other Limited Partner, the Initial Limited Partner's Invested Capital shall be returned and he or she shall no longer be a Limited Partner.

                                    SECTION 3

                                      TERM

     3.1 Commencement. The Partnership term shall begin on August 11, 1989, the date of filing of the Certificate with the Secretary of State.

     3.2 Dissolution.

          3.2.1 The Partnership shall dissolve on the earlier of December 31, 2015, or the occurrence of an Event of


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Dissolution. Each of the following shall be an Event of Dissolution:

               (a) Sale of all or substantially all the Partnership's assets.

               (b) Ceasing of the General Partner to be a General Partner unless
(i) at least one other General Partner remains, in which event the remaining General Partner shall continue the business of the Partnership or (ii) all Partners agree in writing to continue the business of the Partnership and to admit one or more General Partners.

               (c) Entry of a judicial decree of dissolution.

          3.2.2 The occurrence of an Event of Dissolution shall dissolve the Partnership and the agency relationship between the Limited Partners and the General Partner.

          3.2.3 After a dissolution, the Partnership's assets shall be liquidated and the proceeds distributed as provided in Section 5.3.

          3.2.4 When appropriate, the General and Limited Partners shall file a Certificate of Dissolution, Certificate of Cancellation, or Certificate of Continuation.

     3.3 Continuation.

          3.3.1 On occurrence of an Event of Dissolution, the Limited Partners may continue the business of the Partnership in a new limited partnership on the same terms as in the Agreement and with a new General Partner elected by a Majority.


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          3.3.2 Despite Subsection 3.3.1, if the General Partner ceases to be a
General Partner and there is no remaining or surviving General Partner, admission of a new General Partner or a decision to continue the business of the Partnership shall be approved by the affirmative vote of all the Limited Partners. Expenses incurred in the continuation, or attempted continuation, of the Partnership shall be considered expenses of the Partnership.

     3.4 Authority To Wind Up. If the Partnership is dissolved and not reconstituted, the person designated by the Court decree or a vote of a Majority shall wind up the affairs of the Partnership and shall be entitled to compensation as approved by the Court or by a vote of a Majority.

                                    SECTION 4

                                     CAPITAL

     4.1 Capital Contributions.

          4.1.1 Each Partner has contributed, or will contribute within 120 days of the date of this Agreement the amount shown next to his or her name on the signature page.

          4.1.2 Limited Partners shall not be required to contribute additional capital.

     4.2 Additional Limited Partners. Additional Limited Partners may be admitted to the Partnership at any time as


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proposed by the General Partner and in accordance with Section 2.6. Additional
Limited Partners shall be admitted effective as of the first day of the first calendar month after the month in which the additional Limited Partner has contributed Invested Capital. The additional Limited Partners' Percentage Interest shall be that set forth on the signature page of this Agreement or an amendment admitting the additional Limited Partner.

     4.3 General Partner as Limited Partner. A General Partner shall also be a Limited Partner to the extent that the General Partner's contribution is identified as that of a Limited Partner in the Partnership records.

     4.4 Capital Account.

          4.4.1 Each Partner shall have a Capital Account, which shall be maintained in accordance with Treasury Regulation Section 1.704-1(b). The Capital Account for each Partner shall include that Partner's Invested Capital plus the Partner's allocations of Net Income (including income exempt from tax) and minus the Partner's allocations of Net Loss (including the Partner's share of any Partnership expenditures that may not be deducted, amortized, or capitalized for tax purposes) and share of Distributions.

          4.4.2 "Adjusted Capital Account" shall mean the balance in a Partner's Capital Account as of the end of the taxable year after giving effect to the following adjustments: (a) increasing the Capital Account by any amounts that the


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Partner is obligated to restore or is deemed to be obligated to restore under
Treasury Regulation Section 1.704-1(b)(4)(iv)(f) and (b) decreasing the Capital Account by the items described in Treasury Regulation Section
1.704-1(b)(2)(ii)(d)(4)-(6).

          4.4.3 "Adjusted Capital Account Deficit" shall mean the deficit balance, if any, in a Partner's Adjusted Capital Account as of the end of the taxable year. This definition is intended to comply with and shall be interpreted to be consistent with Treasury Regulation Section
1.704-1(b)(2)(ii)(d).

          4.4.4 If any Limited Partner unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6), then items of Net Income shall be specifically allocated to that Limited Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulation, the Adjusted Capital Account Deficit of that Limited Partner as quickly as possible. This
Section is intended to comply with and shall be interpreted to be consistent with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d).

          4.4.5 If there is a net decrease in Partnership Minimum Gain during any Partnership year, then each Limited Partner who would otherwise have an Adjusted Capital Account Deficit at the end of that year shall be specially allocated items of Net Income for that year (and, if necessary, subsequent years) in an amount and manner sufficient to eliminate the


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Adjusted Capital Account Deficit as quickly as possible. This Section is intended to comply with and shall be interpreted to be consistent with the Minimum Gain chargeback requirements of Treasury Regulation Section 1.704-1(b)(4)(iv)(e).

          4.4.6 To the extent an Allocation of Loss to a Limited Partner would cause the Limited Partner to have an Adjusted Capital Account Deficit, the Loss shall not be allocated to that Limited Partner and instead shall be allocated to the General Partner.

          4.4.7 It is the intent of the Partnership that the Agreement comply with the terms and requirements of Treasury Regulation Section 1.704-1(b)(2)(ii)(d), including its provisions for the safe harbor test and the qualified income offset. Treasury Regulation Section 1.704-1(b)(2)(ii)(d) is incorporated by reference in the Agreement. If the Partnership determines that the Allocation provisions of the Agreement are unlikely to be respected for Federal income tax purposes, the General Partner shall have the authority to amend the Allocation provisions of the Agreement to the minimum extent necessary to effect the allocations and distributions plan of the Agreement. The General Partner shall have the authority, at its sole discretion, to adopt and revise rules, conventions, and procedures for admitting Limited Partners to reflect their interests in the Partnership at the close of the year.

     4.5 Loans. Any funds over and above Invested Capital and


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Net Proceeds from Operations or Refinancing necessary or proper to reasonably carry out the purposes of the Partnership may be loaned to it by the General Partner at then-prevailing interest rates for similar loans from third parties.

     4.6 Reserves. Reserves in an amount reasonably determined by the General Partner shall be retained out of Invested Capital. When the Reserves are reduced, the General Partner may replace the Reserves out of Net Proceeds From Sales or Refinancings, Net Proceeds From Operations, or loans to the Partnership. Any Reserves remaining on dissolution of the Partnership shall be held until the final liquidation and then distributed to the Partners as Net Proceeds From Operation or Net Proceeds from Sale or Refinancing, respectively, according to the source of the Reserves.

                                    SECTION 5

                          ALLOCATIONS AND DISTRIBUTIONS

     5.1 Net Income and Net Loss. Subject to Section 5.4, Net Income and Net Loss shall be allocated as follows:

          (a) 90% to the General Partner.

          (b) 10% to the Limited Partners.

This allocation may be changed pro rata to the extent that all or a portion of the General Partners' interest in the Partnership becomes a Limited Partnership interest as provided in this Agreement, whereupon an appropriate amendment shall be made


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hereto.

     5.2 Distributions. Net Proceeds From Operations and, subject to first paying off loans to the Partnership from the Partners and, in the case of Dissolution, subject to Section 5.3, Net Proceeds From Sales and Refinancings shall be distributed at such time as the General Partner shall reasonably determine, as follows:

          (a) 90% to the General Partner.

          (b) 10% to the Limited Partners.

     5.3 Dissolution. On dissolution of the Partnership without continuation, the General Partner shall wind up the Partnership's business, liquidate the assets, and apply the proceeds to: (a) payment of Partnership debts, including loans from the General Partner, expenses of the liquidation, except that on liquidation the debts owed to secured creditors shall be assumed or otherwise transferred; and (b) creation in a trust account of a reasonable reserve, as determined by the General Partner, for payment of contingent liabilities and expenses. The remaining proceeds shall be distributed as Net Proceeds >From Sales or Refinancings, except that any remaining proceeds representing previously undistributed Net Proceeds From Operations shall be distributed as Net Proceeds >From Operations. After passage of a reasonable time and payment of any contingencies arising in that time, the balance of the reserve shall be distributed to the Partners. If, after the liquidation and Distribution, any Partner would have a


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

negative Capital Account, any Net Income resulting from the liquidation shall first be allocated to that Partner in the amount of the deficit, and then to the Partners in proportion to their receipt, or their entitlement to receipt, of the proceeds for the liquidation. If, after these allocations, any Partner still has a negative Capital Account, the Partner shall contribute to the Partnership cash in the amount of the remaining deficit.

     5.4 Apportionment Among Partners. The Net Income, Net Loss, and Distributions allocated to the Partners shall be apportioned among them according to their respective Percentage Interests.

     5.5 Allocation on Transfer of Interest in Partnership. On the transfer of an interest in the Partnership, the distributive share of all items of income, gain, loss, deduction, or credit associated with that interest for the taxable year in which the transfer occurs shall be allocated between the transferor and the transferee according to the relative number of days in the year before and after the effective date of the transfer.

     5.6 Return of Distributions.

          5.6.1 Any distribution made to the Partners shall be considered to comply with all applicable law, including California Corporations Code Section 15666, if the Distribution is made from available Partnership assets.

          5.6.2 If a Court of competent jurisdiction finds


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that a Distribution violates California Corporations code Section 15666, the
Limited Partners shall not be required to return their respective share of the Distribution made in violation of Section 15666.

          5.6.3 Creditors of the Partnership shall be considered to have notice of the provisions of this Section and the fact that Limited Partners shall not be required to return a Distribution.

                                    SECTION 6

                              PARTNERSHIP EXPENSES

     6.1 Direct Expenses. The Partnership shall pay all expenses of the Partnership including, without limitation, (a) all salaries, compensation, and fringe benefits of personnel employed by the Partnership and involved in the Partnership business; (b) all costs of borrowed money, taxes, and assessments on the Property and other taxes applicable to the Partnership; (c) legal, audit, accounting, consulting, Partnership-related travel expenses, and brokerage fees;
(d) expenses and taxes incurred in the distribution, transfer, and recording of documents evidencing ownership of an interest in the Partnership or in the Partnership business; and (e) expenses for the repair, remodeling, leasing, refinancing, and operation of the Property.

     6.2 Reimbursable Expenses. The Partnership shall reimburse


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the General Partner or Affiliates for the actual cost of goods and materials used for or by the Partnership. The Partnership shall also pay or reimburse the General Partner or Affiliates for organization expenses incurred to form the Partnership. The organization expenses shall include, without limitation, legal and accounting fees.

                                    SECTION 7

                               BOOKS AND RECORDS

     7.1 Records. The General Partner shall keep at its office in California at 1941 South Walker, Monrovia, California 91016, the following Partnership documents:

          (a) A current list of the full name and last known business or residence address of each Partner, together with each partner's contribution and share in profits and losses.

          (b) Copies of the Certificate of Limited Partnership and all Certificates of Amendment and executed copies of any powers of attorney under which any Certificate has been executed.

          (c) Copies of the Agreement and all Amendments to the Agreement.

          (d) Copies of the Partnership's Federal, State, and local income tax or information returns and reports, if any, for the six most recent tax years.

          (e) The Partnership's financial statements for the six


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most recent tax years.

          (f) The Partnership's books and records for the current and past three tax years.

          (g) Instruments evidencing the transfer of outstanding Limited Partnership Interests.

     7.2 Delivery of Records to Limited Partner and Inspection.

          7.2.1 On the request of a Limited Partner, the General Partner shall promptly deliver to the requesting Limited Partner, at the expense of the Partnership, a copy of the information required to be maintained by Subsections
(a)-(g) of Section 7.1.

          7.2.2 Each Limited Partner has the right, on reasonable request, to:

               (a) Inspect and copy during normal business hours any of the Partnership records required to be maintained by Section 7.1; and

               (b) Obtain from the General Partner, promptly after they are available, a copy of the Limited Partnership's Federal, State, and local income tax or information returns for each year.

          7.2.3 Despite anything to the contrary in this Agreement, Limited Partners shall not be entitled to inspect or receive copies of the following:

               (a) Internal memoranda of the General Partner, whether relating to Partnership matters or any other matters;


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               (b) Correspondence and memoranda of advice from attorneys for the Partnership or the General Partner;

               (c) Correspondence and memoranda of advice to or from accountants for the Partnership or the General Partner; and

               (d) Trade secrets and customer lists of the Partnership or the General Partner, investor information, financial statements of investors or Limited Partners, supplier lists, and similar and related materials, documents, and correspondence.

     7.3 Reports.

          7.3.1 The General Partner shall send to each Partner, within 90 days after the end of each tax year, the information necessary for the Partner to complete his or her Federal and State income tax or information returns.

          7.3.2 If there are 35 or fewer Limited Partners, the General Partner shall send to each Partner within 90 days after the end of each tax year a complete copy of the Partnership's Federal, State, and local income tax or information returns for the year.

     7.4 Tax Returns. The Partnership's tax or fiscal year shall be the calendar year. The Partnership's accountants shall be instructed to prepare and file all required income tax returns for the Partnership. The General Partner shall make any tax election necessary for completion of the Partnership tax return.

     7.5 Tax Matters Partner. General Partner Holmes shall be the Tax Matters Partner for purposes of Section 6231 (a) (7) of the Code, and shall have all the authority granted by the code to the Tax Matters Partner, to do all of the following:

          7.5.1 Enter into a settlement agreement with the Internal Revenue Service that purports to bind Partners.

          7.5.2 File a petition as contemplated in Section 6226(a) or Section 6228 of the Code.

          7.5.3 Intervene in any action as contemplated in Section 6226(b)(5) of the Code.

          7.5.4 File any request contemplated in Section 6227(b) of the Code.

          7.5.5 Enter into an agreement extending the period of limitations as contemplated in Section 6229(b)(1)(B) of the Code.

                                    SECTION 8

                              CHANGES IN MEMBERSHIP

     8.1 Additional Partners.

          8.1.1 Admission. A new Partner may be admitted to the Partnership by the written consent of a majority in interest of the General Partner. Each new Partner shall be admitted only upon executing this Agreement by an appropriate supplement to it containing the aforementioned consent of the General Partner, and agreeing to be bound by the terms and provisions of the Agreement as they may be modified by that supplement or other fully executed supplements or amendments. Admission of a new Partner shall not cause dissolution or termination of the Partnership.

          8.1.2 Interest of New Partner. A newly admitted Partner's capital contribution, Percentage Interest and share of the Partnership's profits or losses shall be set forth in the executed amendment or supplement to this Agreement which contains the consent of the General Partner to the admission of the new Partner.

          8.1.3 Tax Election. The General Partner may, at its sole discretion, make an election under Section 754 of the Code to adjust the basis of the Partnership's assets, to reflect the purchase price by an assignee.

     8.2 Transfer Restrictions of Partnership Interest.

          8.2.1 General Restriction. Except for the special provision concerning Perkins' Partnership interest, no Partnership interest shall be transferred, encumbered or in any way alienated or disposed of except under the terms of this Agreement.

          8.2.2 Nonrecognition of Certain Transfers.

               (a) The Partnership and its General Partner will not, nor be compelled to, recognize any transfer of a Partnership interest to any person who has not delivered to the General Partner an executed supplement to this Agreement agreeing to be bound by its terms and conditions.

               (b) The Partnership and its General Partner will not, nor be compelled to, recognize any transfer made other than in accordance with the terms of this Agreement.

     8.3 Permitted Transfers Of Partnership Interest. A Partner may transfer his Partnership interest to a grantor's inter vivos trust established exclusively for the benefit of the Partner and his spouse or issue. Such permitted transferees shall hold the Partnership interest subject to all the provisions of this Agreement as if they were original Partners; provided, should any of the Buy-Out Events set forth below occur with respect to a transferor Partner (e.g., death, disability, etc.), then the buy-out rights and obligations contained in this Agreement shall be fully applicable and a permitted transferee bound by them.

     8.4 Buy-out Events Each of the following events shall constitute a "Buy-Out Event" affecting Partnership Interests:

          8.4.1 Voluntary Sale. Except for Perkins, the intention of a Partner to sell all or a portion of his Partnership interest for a reason other than specified in the Buy-Out Events set forth below. In such event, the Effective Date shall be the date the Partner gives written intention to voluntarily sell his interest.

          8.4.2 Resignation. Except for Perkins, the resignation by a Partner as an officer, director or employee or, in the case of Holmes as legal counsel and a member of the Executive Committee of Safariland. In such event, the Effective Date shall be the date of such resignation.

          8.4.3 Retirement. Except for Perkins, the retirement of a Shareholder as an officer, director or employee or, in the case of Holmes as legal counsel and a member of the Executive Committee of Safariland. In such event, the Effective Date shall be the date of such retirement.

          8.4.4 Termination of Employment. Except for Perkins, the good faith termination by the Board of Directors, in the best interest of Safariland, of a Partner as an officer, director or employee or, in the case of Holmes as legal counsel and a member of the executive Committee of Safariland. In such event, the Effective Date shall be the date of such termination.

          8.4.5 Death. The death of a Partner. If the death is that of Perkins, his entire interest shall not constitute an offer to sell, shall immediately become a Limited Partnership interest, and the allocations and distributions percentage between the General Partner and the Limited Partners set forth in
Section 5 shall be modified by amendment to this Agreement reducing the General Partner percentage and increasing the Limited Partners percentage by Perkins' percentage interest in the Partnership. In the event of death, the Effective Date shall be the date of death of the Partner.

          8.4.6 Disability. Except for Perkins, the disability of a Partner for a continuous period of twenty-four (24) months. The term "disability" shall mean: "The Partner is not able to perform the substantial and material duties of his regular occupation with and is not working in or for Safariland. In such event, the Effective Date shall be the first day following the expiration of the 24-month period.

          8.4.7 Voluntary Bankruptcy. The filing by any Partner of a voluntary petition in bankruptcy or the making of an assignment for the benefit of creditors. In such event, the Effective date shall be the date of the filing of the petition or assignment, whichever is applicable.

          8.4.8 Involuntary Bankruptcy. The filing against any Partner of an involuntary petition in bankruptcy and such petition is not dismissed within ninety (90) days of the filing. In such event, the Effective Date shall be the first day after the expiration of the 90-day period.

          8.4.9 Dissolution of Marriage. The transfer or award of part or all of the Partnership interest of a Partner ("Divorced Partner") to his spouse under a decree of divorce or judgment of dissolution of marriage or separate maintenance, or under a property settlement or separation agreement; provided, only that portion of the interest subject to the transfer or award will be subject to the buy-out provision of this Agreement. In such event, the Effective Date shall be the date of the transfer or award, as the case may be.

     8.5   Effect of Buy-Out Event.

          8.5.1 Purchase of Partnership Interest. The occurrence of a Buy-out Event shall constitute the offer by the separated, deceased, disabled, bankrupt or divorced Partner and/or, as the case may be, his spouse, personal representative, executor, or administrator, or the then-trustee of any trust which holds a deceased Partner's Partnership interest or is a party hereto (for convenience, all referred to as "Selling Partner"), to sell his Partnership interest to the other Partners ("Remaining Partners").

          8.5.2 Partnership Continues. The Partnership shall not dissolve or terminate on the occurrence of any Buy-Out Event, but its business shall continue without interruption and without any break in continuity. On the occurrence of a Buy-Out Event, the Remaining Partners shall not liquidate or wind up the affairs of the Partnership, except as otherwise provided in this Agreement, but shall continue to conduct a partnership under the terms of this Agreement with any successor or transferee of a Selling Partner.

          8.5.3 Definition of "Available Interest". The term "Available Interest" shall refer to that Partnership interest which is subject to the effect of a Buy-out Event, it being expressly noted that Perkins' interest is not subject to specified Buy-Out Events.

     8.6 Procedure for Sale and Purchase. The sale and purchase of an Available Interest shall be implemented as provided below.

          8.6.1 Remaining Partners' Option to Purchase. For a period of 45 business days following the Effective Date of a Buy-

Out Event, the Remaining Partners shall have the option to purchase the Available Interest (by written Election to the Selling Partner) in the manner specified immediately below and in Sections 8.7 and 8.9 of this Agreement; provided, if the Buy-out Event is a Dissolution of Marriage, the Divorced Partner shall have the first right to purchase that portion of the Available Interest awarded to his spouse ("Awarded Interest") if practical or legally permissible; otherwise, the Divorced Partner shall have the right to purchase any Awarded Interest acquired by the Remaining Partners under this Agreement on the same terms and conditions as such Awarded Interest were acquired so long as the Divorced Partner exercises his right by written notice to the Remaining Partners within 20 days after they were acquired from the Divorced Partner's spouse (or her heirs, legal representatives, successors or assigns).

               (a) If the requests specified in all the Elections exceed the Available Interest, then each Remaining Partner shall have the right, up to the request each specified in his Election, to purchase such proportion of the Available Interest as his Partnership interest bears to the Partnership interests held by all the Partners electing to purchase.

               (b) On or before the end of the 45-day period, the Remaining Partners together shall determine what portion of the Available Interest was effective as to each Remaining Partner's Election and each Remaining Partner shall meet the terms and conditions of the purchase within 10 days thereafter according to Sections 8.7 (Purchase Price), 8.9 (Payment For and Transfer of Available Interest) and 8.10 (Notes and Security).

          8.6.2 Failure to Purchase All Available Interest. If all the Remaining Partners do not or are unable to purchase all the Available Interest, then all the Available Interest may be sold or transferred at any time to any third party within 90 days from the last date of the option periods provided in this Agreement. The transferee will hold the Available Interest subject to the provisions of this Agreement. No transfer of the Available Interest shall be made after the end of the 90-day period, nor shall any change in the terms of transfer be permitted, without a written Notice of Intention To Transfer first being given to the Remaining Partners in which case all the provisions of
Section 8 shall be applicable.

     8.7 Purchase Price. The Purchase Price for an Available Interest shall be determined by appraisal as follows:

          8.7.1 Within 45 days after a Buy-Out Event, the Selling Partner and the Remaining Partners (as a group) either (1) shall jointly appoint an appraiser for this purpose, or (2) failing this joint action, shall each separately designate an appraiser and, within 5 days after their appointment, the two designated appraiser shall jointly designate a third appraiser. The failure of either the Selling Partner or the Remaining

Partners to appoint an appraiser within the time allowed shall be deemed equivalent to appointment of the appraiser appointed by the other party or parties. No person shall be appointed or designated an appraiser unless that person is then a member of the American Institute of Real Estate Appraisers or the American Society of Appraisers.

          8.7.2 If, within 10 days after the appointment of all appraisers, a majority of the appraisers concur on the value of the interest being appraised, that appraisal shall be binding and conclusive. If a majority of the appraisers do not concur within that period, the determination of the appraiser whose appraisal is neither highest nor lowest shall be binding and conclusive. The Partnership and the Partner whose interest is to be appraised, or that Partner's estate or successors, shall share the appraisal expenses equally.

          8.7.3 A Partner's interest in the Partnership so appraised shall be based on that Partner's proportional interest in the Partnership's profits. Real Estate shall be appraised at fair market value.

     8.8 Insurance Policies.

          8.8.1 Identification of Policies. In the event the parties hereto elect to obtain life insurance policies or disability buy-out insurance policies, or both, for the purpose of purchasing a deceased or disabled Partner's interest in the Partnership, then the parties shall execute an appropriate amendment identifying those life insurance policies and/or disability insurance policies and the manner in which the proceeds of such policies are to be used for any such purpose.

          8.8.2 Unneeded Life Insurance Policies. In the event life insurance has been purchased by the Partners on the lives of one another to fund the Buy-Out provisions of this Agreement, then on the death of any Partner each of the Remaining Partners shall have the option for 60 days to purchase the policy of life insurance on the Partner's life owned by the Decedent. Each Partner shall also have the right to purchase the policies on his life within 60 days after the sale or transfer of all of his Partnership interest, or after termination of this Agreement. This option shall be exercised by delivering written notice of exercise to the Decedent's personal representative or to the owner of the policy and paying the purchase price in cash. The purchase price shall be equal to the cash surrender value of the policy, reduced by any unpaid loans made against the policy. If the option is not exercised within that period, the policy owner may surrender the policy for its cash value or dispose of it in any other way he sees fit. The parties agree to execute such releases and assignments as may be necessary to effectuate the provisions of this paragraph.

     8.9 Payment and Transfer of Available Interest.

          8.9.1 General Provisions. On the occurrence of any event that leads to the purchase of an Available Interest under this Agreement, the consideration to be paid for the Interest or portion thereof shall be paid to the Selling Partner, his estate, or his former spouse, as the case may be. If the event that leads to the purchase is death of any Partner, the Remaining Partners shall file the necessary proofs of death and collect the proceeds of any policies of insurance covered by this Agreement and outstanding on the life of the deceased Partner. The decedent's personal representative shall apply for and obtain any necessary Court approval or confirmation of the sale of the decedent's Interest under this Agreement. Likewise, the parties will perform all necessary acts to collect under any disability pay-out policies in the event of a Partner's disability.

          8.9.2 Payment by Remaining Partners. The Remaining Partners shall pay the purchase price, or balance of the purchase price if insurance proceeds were first applied, in cash or, at their option, shall pay a cash payment of at least 10% of the purchase price or balance of the purchase price, as the case may be, with the remaining balance paid under a Promissory Note as more fully provided in Section 8.10 below.

          8.9.3 Prompt Payment and Transfer of Available Interest. In all events, consideration for the Available Interest shall be delivered as soon as practicable to the person entitled to it, and the Remaining Partners shall cause the transfer of the Available Interest to be reflected in the Partnership books and records.

     8.10 Notes and Security.

          8.10.1 Form of Note. The deferred portion of the Purchase Price for any Available Interest purchased under this Agreement shall be represented by a Promissory Note executed by each of the purchasing Partners. The Note shall provide for payment of principal in 12 equal quarterly installments plus accrued interest on the unpaid balance at the maximum legal rate permitted by law but not to exceed the rate of 12% per annum, with full privilege of prepayment of all or any part of the principal at any time without penalty or bonus. Any prepaid sums shall be applied against the installments thereafter falling due in inverse order of their maturity, or against all the remaining installments equally, at the option of the payers. The Note shall provide that, in case of default, at the election of the holder the entire sum of principal and interest will immediately be due and payable, and that the makers shall pay reasonable attorney's fees to the holder in the event suit is commenced because of default.

          8.10.2 Pledge of Partnership Interest. The Note shall be secured by a pledge of the Available Interest being purchased in the transaction to which the Note relates. The pledgeholder shall be either the Partnership's general counsel or, if such general counsel is un-willing or unable to act, such other third party as shall be agreed upon by the seller and purchaser, or purchasers, of the Available Interest. The Pledge Agreement shall contain such other terms and provisions as may be customary and reasonable. As long as no default occurs in payments on the Note, the purchasers shall be entitled to all Partnership rights attached to the pledged Partnership interest; provided, however, any cash distributions shall be paid to the holder of the Note as a prepayment of principal. The purchasers shall expressly waive demand, notice of default, and notice of sale, and shall consent to public or private sale of the pledged Partnership Interest in the event of default, in mass or in lots at the option of the pledgeholder, and the seller shall have the right to purchase at the sale.

                                    SECTION 9

                                   MANAGEMENT

     9.1 Control in General Partner. Except as otherwise expressly stated in the Agreement, the General Partner shall have exclusive control over the Partnership's business, including the power to assign duties; sign deeds, notes, deeds of trust, contracts and leases; and assume direction of business operations. The General Partner shall have all the rights, power, and authority generally conferred by law or necessary, advisable, or consistent with accomplishing the Partnership's purposes. Without limiting the generality of the General Partner's powers, and subject to the applicable voting rights of the Limited Partners, the General Partner shall have the right to:

          9.1.1 Cause the Partnership to enter other partnerships as a general or limited partner and exercise the authority and perform the duties required of the Partnership as a partner in any other partnership.

          9.1.2 Acquire, hold, and dispose of property or any interest in property, real or personal.

          9.1.3 Borrow money on behalf of the Partnership, encumber Partnership assets, or place title in the name of a nominee for the purpose of obtaining financing.

          9.1.4 Prepay in whole or in part, refinance, increase, modify, or extend any obligation.

          9.1.5 Manage the Property and employ and supervise a property manager.

          9.1.6 Employ from time to time, at the Partnership's expense, building management agents, other on-site personnel, insurance brokers, real estate brokers, loan brokers, consultants, accountants, and attorneys.

          9.1.7 Pay all organization expenses incurred in the creation of the Partnership, and all operation expenses incurred in the operation of the Partnership.

          9.1.8 Determine the amount and timing of Distributions.

          9.1.9 Open and maintain Partnership bank accounts.

          9.1.10 Assume the overall duties imposed on the

General Partner by the California Revised Limited Partnership Act.

          9.1.11 Adopt and authorize a form of certificate to evidence the limited partnership interests.

     9.2 Acts and Voting of General Partner. All acts permitted or required of the General Partner under this Agreement shall require the affirmative vote of a majority in interest of the General Partners and all contracts or all documents obligating the Partnership shall be signed by two of the General Partners, one of whom must be Perkins.

     9.3 Devotion of Time. The General Partner is not obligated to devote full time to Partnership affairs. The General Partner may become involved in other businesses and occupations and other partnerships but shall devote to the Partnership an amount of time reasonably necessary to manage the Partnership business and perform the General Partner's duties.

     9.4 Indemnification of General Partner. The Partnership, its receiver, or its trustee shall indemnify, hold harmless, and pay all costs, attorneys' fees, judgments, and amounts expended in the settlement of any claims against the General Partner, or its employees, agents, or assignees, arising from any liability, loss, or damage for acts performed or omitted to be performed by them in connection with the Partnership business, unless the loss, liability, or damage was caused by the indemnified person's gross negligence, fraud, or criminal act.

     9.5 Investment Opportunities. Neither the General Partner nor any Affiliate of the General Partner shall be obligated to present any particular investment opportunity to the Partnership, even if the opportunity is of a character that, if presented to the Partnership, could be taken by the Partnership, and it shall have the right to take for its own account or to recommend to others any investment opportunity.

     9.6 Other Matters Concerning the General Partner.

          9.6.1 The General Partner shall be protected in relying on and acting, or refraining from acting, on any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

          9.6.2 The General Partner may execute any power granted or perform any duty imposed by this Agreement either directly or through agents, including, without limitation, any Affiliate. The General Partner may consult with counsel, accountants, appraisers, management consultants, investment bankers, and other consultants selected by it (who may serve as consultants for the Partnership or any Affiliate). An opinion by any consultant on a matter that the General Partner believes to be within its professional or expert competence shall be full and complete protection for any action taken or omitted by the General Partner based on the opinion and taken or omitted in good faith. The General Partner shall not be responsible for the misconduct, negligence, acts, or omissions of any consultant or of any agent or employee of the Partnership, the General Partner, or an Affiliate and shall assume no obligations, other than to use due care in selecting all consultants.

          9.6.3 All fees, commissions, compensation, and other consideration received by the General Partner or a partner, director, officer, or shareholder of the General Partner shall be the exclusive property of the recipient; and the Partnership shall have no right or claim to these receipts. The General Partner or a partner, director, officer, or shareholder of the General Partner may participate in any permitted agreement. This participation shall not constitute a breach of any duty that the participant owes to the Partnership, the Limited Partners, or Assignees under the Agreement or by operation of law.

                                   SECTION 10

                  LIMITED PARTNERS' VOTING RIGHTS AND MEETINGS

     10.1 No Management and Control. Limited Partners shall take no part in the control, conduct, or operation of the Partnership and shall have no right or authority to act for or bind the Partnership, including during the winding-up period after dissolution of the Partnership, except that the Limited Partners may act for and bind the Partnership during the winding-up period when the General Partner has been removed and their acts are first approved by a Majority.

     10.2 Voting Rights. Limited Partners shall have the right, by vote of a Majority, to approve or disapprove matters as specifically stated in the Agreement, and no others.

          10.2.1 Limited Partners shall have the right to vote on the following matters:

               (a) Election of a successor General Partner, subject to the unanimous vote requirements of Section 3.3.2;

               (b) Election of an additional General Partner; and

               (c) Termination and dissolution of the Partnership.

          10.2.2 Besides the rights granted in the preceding Subsection 10.2.1, Limited Partners may vote to the extent and on the terms provided in the Agreement in the following Sections:

               (a) Section 3.4 on winding up the Partnership;

               (b) Section 4.1, Subsection 4.1.2 on additional contributions of capital;

          10.2.3 Except as expressly provided in the Agreement, Limited Partners shall have no voting rights.

     10.3 Limitations. No Limited Partner shall have the right or power to (a) withdraw or reduce its Invested Capital, except as a result of the dissolution of the Partnership or as otherwise provided by law; (b) bring an action for partition against the Partnership; (c) cause the termination and dissolution of the Partnership, except as set forth in the Agreement; or (d) demand or receive property other than cash in return for its Invested Capital. Except as provided in the section on Distributions and Allocations, no Limited Partner shall have priority over any other Limited Partner either for the return of Invested Capital or for Net Income, Net Loss, or Distributions. Other than on dissolution of the Partnership as provided by the Agreement, no time has been agreed on when the contribution of each Limited Partner may be returned. A Partner's obligation to make a contribution or return money or property to the Partnership may be compromised by the General Partner's written consent.

     10.4 Meetings of Partners.

          10.4.1 Meetings of Partners shall be held at the principal place of business of the Partnership.

          10.4.2 Meetings shall be held only when called by either the General Partner or Limited Partners representing more than 50% of the Percentage Interests of all the Limited Partners.

          10.4.3 Meeting notices and procedures shall conform with California Corporations Code Section 15637.

     10.5 Voting Procedures. A Limited Partner shall be entitled to cast votes in proporation to his or her Percentage Interest (a) at a meeting, in person, by written proxy, or by a signed writing directing the manner in which the vote is to be cast, which writing must be received by the General Partner before the meeting; or (b) without a meeting, by a signed writing directing the matter in which the vote is to be cast, which writing must be received by the General Partner on or before the time and date on which the votes are to be counted. Only the votes of Limited Partners of record on the notice date, whether at a meeting or otherwise, shall be counted. The General Partners shall be entitled to vote their Percentage Interest for all matters in the same fashion as other Limited Partners. The laws of the State of California pertaining to the validity and use of corporate (or partnership, if applicable) proxies shall govern the validity and use of proxies given by Limited Partners.

     10.6 Action Without a Meeting. Any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if a consent in writing setting forth the action to be taken is signed by Limited Partners owning not less than the minimum percentage of interests that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted.

     10.7 Waiver of California Corporations Code Section 15637. The Partners waive the provisions of the California Corporations Code Section 15637, to the extent that Section 15637 requires any different procedures, time periods, or notices, whether substantive or not, for meetings of Limited Partners and voting by Limited Partners. Instead of any conflicting provisions of California Corporations Code Section 15637, the Partners agree that the meetings and voting procedures for Limited Partners shall be governed by this Section.

                                   SECTION 11

                  GENERAL PARTNER'S WITHDRAWAL, OR TERMINATION

     11.1 Withdrawal or Termination. A General Partner shall cease being a General Partner on the Effective Date of any of the Buy-out Events set forth in
Section 8.4 or on his or her withdrawal, or upon dissolution and termination of the Partnership.

     11.2 Liability on Removal or Withdrawal. A General Partner shall be discharged from, and the Partnership or any person or persons continuing the business of the Partnership if it has dissolved shall assume and pay, as they mature, all Partnership obligations and liabilities that exist on the date of the General Partner's withdrawal or termination from the Partnership and shall hold the General Partner harmless from any action or claim arising or alleged to arise from those obligations and liabilities accruing after that date. The Partnership or the persons continuing the business of the Partnership shall promptly pay all creditors of the Partnership as of that date or notify those creditors (a) of the General Partner's removal or withdrawal, (b) of the General Partner's discharge from all the Partnership's obligations and liabilities, and
(c) of the
assumption thereof by the persons continuing the Partnership's business. The Partnership, or the persons continuing the business of the Partnership if the Partnership has dissolved, shall use its or their best efforts to procure and execute an agreement from the Partnership's creditors discharging the removed or withdrawing General Partner from liability to creditors as of the date of the removal or withdrawal.

                                   SECTION 12

                            SPECIAL POWER OF ATTORNEY

     12.1 Attorney-in-Fact. Each Limited Partner grants each of the General Partners a special power of attorney irrevocably making, constituting, and appointing each General Partner as the Limited Partners' attorney-in-fact, with power and authority to act in its name and on its behalf to execute, acknowledge, and swear to in the execution, acknowledgment, and filing of documents, including, without limitation:

          12.1.1 The certificate of limited partnership and any amendment to the certificate that, under the laws of the State of California or the laws of any other State, are required to be filed or that the General Partner elects to file;

          12.1.2 Any other instrument or document required to be filed by the Partnership under the laws of any State or by any governmental agency, or that the General Partner elects to file;

and

          12.1.3 Any instrument or document that may be required to effect the continuation of the Partnership, the admission of an additional or substituted Limited Partner, or the dissolution and termination of the Partnership (provided that the continuation, admission, or dissolution and termination are according to the terms of this Agreement), or to reflect any reduction in amount of the Partner's Invested Capital or reduction in the Partner's Capital Accounts.

     12.2 Special Provisions. This special power of attorney (a) is a special power of attorney coupled with an interest, (b) is irrevocable, (c) shall survive the granting Limited Partner's death or incapacity, and (d) is limited to the matters stated in Section 12.1.

     12.3 Signatures. Each of the General Partners may exercise the special power of attorney on behalf of each Limited Partner by a facsimile signature of the General Partner or by signature of the General Partner acting as an attorney-in-fact for all the Limited Partners.

                                   SECTION 13

                                 REORGANIZATION

     13.1 Limited-Partner Approval. Any reorganization described in this Section may be accomplished by the General

Partner's action without Limited-Partner approval.

     13.2 Incorporation. The Partnership may be converted into a corporate form by (a) transfer of the Partnership's assets to a corporation and the issuance of shares in that corporation to the Partnership, (b) by transfer of the Partnership interests of all the Partners into a corporation in exchange for the shares of the corporation, or (c) by other means approved by counsel for the Partnership and the General Partner.

     13.3 Merger. the Partnership's business may be merged into a corporation or another partnership, either alone or with other partnerships that may be affiliated with the General Partner.

     13.4 Valuation. In determining the number of shares or the Partnership interest to be received by the Partners in a new entity following an incorporation or merger, (a) each Partner shall receive a percentage interest through stock ownership, Partnership interest, or other appropriate format and indicia of ownership in proportion among the Partners of this Partnership as nearly as practical equal to the proportion that they share under the Agreement; and (b) the value of the Partners' interests in this Partnership shall be the amount the Partners would receive Without regard to Federal or State income tax consequences after a sale at fair market value of the Partnership assets and a distribution of the Net Proceeds from Sales or Refinancings.

                                   SECTION 14

                                  MISCELLANEOUS

     14.1 Amendments. The Agreement may not be altered or modified except by a writing signed by the General Partner.

     14.2 Arbitration. Any controversy between the Partners involving the construction or application of any of the terms, covenants, or conditions of the Agreement shall be submitted to arbitration in Los Angeles, California, on the request of any Partner, and the arbitration shall comply with and be governed by the provisions of the commercial arbitration rules of the American Arbitration Association.

     14.3 Attorneys' Fees. In any dispute between the Partners, whether or not resulting in litigation, the party substantially prevailing shall be entitled to recover from the other party all reasonable costs, including, without limitation, reasonable attorneys' fees.

     14.4 Capacity To Sign. All Partners covenant that they possess all necessary capacity and authority to sign and enter this Agreement.

     14.5 Counterparts. The Agreement may be signed in counterpart or duplicate copies, and any signed counterpart or duplicate copy shall be equivalent to a signed original for all purposes.

     14.6 Covenant To Sign Documents. Each Partner shall execute, with acknowledgment or affidavit if required, all documents and writings reasonably necessary or expedient in the creation of the Partnership and the achievement of its purpose.

     14.7 Cross-References. All cross-references in the Agreement, unless specifically directed to another agreement or document, refer to provisions within the Agreement and shall not be considered to be references to the overall transaction or to any other agreement or document.

     14.8 Entire Agreement. The Agreement, which includes the Exhibits, contains all representations and the entire understanding and agreement among the parties. Correspondence, memorandums, and oral or written agreements that originated before the date of the Agreement are replaced in total by the Agreement unless otherwise expressly stated in the Agreement.

     14.9 Gender and Number. As used in the Agreement, the masculine, feminine, or neuter gender, and the singular or plural number, shall include the others whenever the context indicates.

     14.10 Governing Law. The Agreement shall be governed by and construed according to the laws of the State of California that would apply if all Partners were residents of California and the Agreement was made and performed in California.

     14.11 Headings. The titles and headings of the various sections of the Agreement are intended solely for convenience of reference and are not intended to explain, modify, or place any construction on any of the provisions of the Agreement.

     14.12 Joint and Several Liability. The General Partners and coventurers of any Partner that is a partnership or joint venture shall be jointly and severally liable for all obligations of that Partner.

     14.13 Notices. Unless otherwise expressly stated in the Agreement, any notices given under the Agreement shall be in writing and shall be served either personally or delivered by United States mail, postage prepaid registered or certified, return receipt requested. Notices may also effectively be given by transmittal over electronic transmitting devices, such as facsimile, Telex, telecopy machines, and computers if the party to whom the notice is being sent has such a device in its office, provided that a complete copy of any notice so transmitted shall also be mailed in the same manner as required for a mailed notice. Notices shall be considered received at the earlier of actual receipt or three days after deposit in United States mail, postage prepaid. Notices shall be directed to the addresses shown in the Partnership's books and records. Any Partner may change his or her address for notice purposes by giving notice to the Partnership under this Section, provided that the address change shall not be effective until 5 days after notice of the change.

     14.14 No Waiver. A Partner's failure to insist on the strict performance of any covenant or duty required by the Agreement, or to pursue any remedy under the Agreement, shall hot constitute a waiver of the breach or the remedy.

     14.15 Severability. If any part of the Agreement is determined to be illegal or unenforceable, all other parts shall remain in effect.

     14.16 Successors and Assigns. Subject to the restrictions on transferability contained in the Agreement, the Agreement and all its provisions shall be binding on and inure to the benefit of the successors and assigns of the Partners.

     IN WITNESS WHEREOF, the Partners have signed the Agreement effective as of the date first stated above.

Name and Address         Capital Contribution   Percentage Interest
-------------------------------------------------------------------
General Partner:


/s/ Neale A. Perkins
----------------------         $4,616.67             92 1/3%
NEALE A. PERKINS


/s/ Arlene Hamel
----------------------         $  166.66              3 1/3%
ARLENE HAMEL


/s/ David M. Holmes
----------------------         $  166.67              3 1/3%
DAVID M. HOLMES


Limited Partner:


/s/ Neale A. Perkins
----------------------         $   50.00              1    %
NEALE A. PERKINS

                               FIRST AMENDMENT TO
                          LIMITED PARTNERSHIP AGREEMENT
                              NAP PROPERTIES, LTD.,
                        a California Limited Partnership

     THIS FIRST AMENDMENT TO LIMITED PARTNERSHIP AGREEMENT ("First Amendment") to that certain Limited Partnership Agreement of NAP PROPERTIES, LTD., a California limited partnership, dated August 11, 1989 ("Agreement"), is entered into by and between NEALE A. PERKINS ("Perkins"), ARLENE HAMEL ("Hamel") and DAVID M. HOLMES ("Holmes"), collectively, the "General Partner" or the "General Partners," and NEALE A. PERKINS, the "Initial Limited Partner." SCOTT T. O'BRIEN ("O'Brien") has executed this First Amendment as an additional General Partner and shall henceforth be one of the General Partners. The General Partner and the Initial Limited Partner are sometimes referred to as the "Partners."

     1. Additional General Partner. SCOTT T. O'BRIEN shall become a General Partner of this Limited Partnership and hereby agrees to all the terms and conditions set forth in the Agreement.

     2. Capital Contributions and Percentage Interest.

     The capital contributions and percentage interest shown on page 48 of the Agreement are amended as set forth below opposite the signatures of each party to this First Amendment.

     IN WITNESS WHEREOF, the Partners have signed this First Amendment effective as of December 4, 1989.

Name and Address              Capital Contribution   Percentage Interest
------------------------------------------------------------------------
General Partner


/s/ Neale A. Perkins
----------------------              $4,000.00                  80%
NEALE A. PERKINS
1941 S. Walker Avenue
Monrovia, CA 91016


/s/ Arlene Hamel
----------------------              $  166.66               3 1/3%
ARLENE HAMEL
1941 S. Walker Avenue
Monrovia, CA 91016

                        SIGNATURES CONTINUED ON NEXT PAGE

/s/ Scott T. O'brien
----------------------              $  166.67               3 1/3%
SCOTT T. O'BRIEN
1941 S. Walker Avenue
Monrovia, CA 91016


/s/ David M. Holmes
----------------------              $  166.67               3 1/3%
DAVID M. HOLMES
27281 Las Ramblas, Ste. 155
Mission Viejo, CA 92691


Limited partner:


/s/ Neale A. Perkins
----------------------              $  500.00                  10%
NEALE A. PERKINS
1941 S. Walker Avenue
Monrovia, CA 91016

                               SECOND AMENDMENT TO
                          LIMITED PARTNERSHIP AGREEMENT
                              NAP PROPERTIES, LTD.,
                        a California Limited Partnership

     THIS SECOND AMENDMENT TO LIMITED PARTNERSHIP AGREEMENT ("Second Amendment") to that certain Limited Partnership Agreement of NAP PROPERTIES, LTD., a California limited partnership, dated August 11, 1989 ("Agreement"), is entered into by and between NEALE A. PERKINS ("Perkins"), SCOTT T. O'BRIEN ("O'Brien"), ARLENE HAMEL ("Hamel") and DAVID M. HOLMES ("Holmes"), collectively, the "General Partner" or the "General Partners," and NEALE A. PERKINS, the "Initial Limited Partner." The General Partner and the Initial Limited Partner are sometimes referred to as the "Partners."

     1. Section 9 (Management), Paragraph 9.2 (Acts and Voting of General Partner) is hereby revoked in its entirety and the following substituted in its place:

          "9.2 Acts and Voting of General Partner. All acts permitted or required of the General Partner under this Agreement shall require the affirmative vote of a majority in number of the General Partners and all contracts or all documents obligating the Partnership shall be signed by two of the General Partners."

     2. There shall be added to Section 12 (Special Power Of Attorney) a new paragraph 12.4 which shall read as follows:

          "12.4 Attorney In Fact For General Partners. Any General Partner under this Agreement may appoint another General Partner of the Partnership his or her Attorney-In-Fact, to act in his or her place or stead in exercising and performing any rights (including, but not by limitation, voting rights), duties and. obligations of all kinds and nature which such General Partner may lawfully exercise or perform under the Agreement or pursuant to the laws of the State of California."

     IN WITNESS WHEREOF, the Partners have signed this Second Amendment effective as of October 5, 1990.

                                        General Partner:


                                        /s/ Neale A. Perkins
                                        ----------------------------------------
                                        NEALE A. PERKINS


                                        /s/ Arlene Hamel
                                        ----------------------------------------
                                        ARLENE HAMEL


                                        /s/ Scott T. O'brien
                                        ----------------------------------------
                                        SCOTT T. O'BRIEN


                                        /s/ David M. Holmes
                                        ----------------------------------------
                                        DAVID M. HOLMES


                                        Limited Partner:


                                        /s/ Neale A. Perkins
                                        ----------------------------------------
                                        NEALE A. PERKINS

                               THIRD AMENDMENT TO
                          LIMITED PARTNERSHIP AGREEMENT
                            OF NAP PROPERTIES, LTD.,
                        a California Limited Partnership

     THIS THIRD AMENDMENT TO LIMITED PARTNERSHIP AGREEMENT ("Third Amendment") to that certain Limited Partnership Agreement of NAP PROPERTIES, LTD., a California limited partnership, dated August 11, 1989 ("Agreement"), is entered into by and between NEALE A. PERKINS ("Perkins"), SCOTT T. O'BRIEN ("O'Brien"), ARLENE HAMEL ("Hamel") and DAVID M. HOLMES ("Holmes"), collectively, the "General Partner" or "General Partners," and the individuals identified on the signature page below as the "Limited Partners." The General Partner and the Limited Partner are sometimes referred to as the "Partners."

     1. Additional Limited Partners: Withdrawal of Initial Limited Partner. The individuals identified on the signature page of this Third Amendment as "Limited Partners" are admitted as limited partners to the Partnership for the Capital Contributions and Percentage Interest indicated opposite their respective signatures. Such admissions shall be deemed to comply with Paragraphs 2.6.1 and
8.1.1 of the Agreement. The Initial Limited Partner hereby withdraws pursuant to Paragraph 2.7 of the Agreement and shall be entitled to the return of his Capital Contribution.

     2. Section 1 (Definitions), Paragraph 1.21 (Property) is deleted in its entirety and the following inserted in its place:

          "1.21 Property. The real property located at 3120 E. Mission Boulevard, City of Ontario, County of San Bernardino, State of California.

     3. Section 8 (Changes In Membership), Paragraph 8.5.1 (Purchase of Partnership interest) is deleted in its entirety and the following inserted in its place:

          "8.5.1 purchase of Partnership Interest. The occurrence of a Buy-out Event shall constitute an offer to sell his or her Partnership Interest to the other Partners ("Remaining Partners") by the separated, deceased (except for Perkins but not his immediate successors), disabled, bankrupt or divorced

          Partner and/or as the case may be, his spouse, personal representative, executor or administrator, or the then-trustee of any trust holding a deceased Partner's interest or who is a party hereto (for convenience, all referred to as "Selling Partner"). Provided, (i) if the Buy-out Event relates to a General Partner's interest then, subject to the special provisions concerning Perkins' interest, the "Remaining Partners" shall be the other General Partners; (ii) if the Buy-Out Event relates to a Limited Partner's interest (except such an interest held by the immediate successor or successors to Perkins' interest), then the "Remaining Partners" shall be the other Limited Partners; and (iii) if the Buy-out Event relates to the interest of a Limited Partner who is the immediate successor or successors to Perkins, then the Remaining Partners shall be all the Partners, both General and Limited."

     4. Section 8 (changes In Membership), Paragraph 8.7 (Purchase Price) is deleted in its entirety and the following is inserted in its place:

          "8.7 Purchase Price. The Purchase Price for an Available Interest shall be determined as follows:

               8.7.1 With 30 days after a Buy-out Event, the Selling Partner and the Remaining Partners (as a group) shall meet to unanimously agree upon a value for the Available Interest. Any such agreed value will be set forth in a writing dated and signed by all the Partners.

               8.7.2 If an agree-to value is not reached by the end of the 30-day period provided in 8.7.1 above, then within 20 days after the end of the 30-day period, the Selling Partner and the Remaining Partners (as a group) either (1) shall jointly appoint an appraiser for this purpose, or (2) failing this joint action, shall each separately designate an appraiser and, within 5 days after their appointment, the two designated appraisers shall jointly designate a third appraiser. The failure of either the Selling Partner or the Remaining Partners to appoint an appraiser within the time allowed shall be deemed equivalent to appointment of the appraiser appointed by the other party or parties. No person shall be appointed or designated an appraiser unless that person is then a member of the American Institute of Real Estate Appraisers or the American Society of Appraisers. The cost of any appraiser or appraisers shall be paid one-half by the Selling Partner and one-half by the Remaining Partners.

               8.7.3 If, within 10 days after the appointment of all appraisers, a majority of the appraisers concur on the value of the interest being appraised, that appraisal shall by binding and conclusive (the appraisal of a single appraiser appointed under this Agreement shall likewise be binding and conclusive). If a majority of the appraisers do not concur within that period, the determination of the appraiser whose appraisal is neither highest nor lowest shall be binding and conclusive. The Partnership and the Partner whose interest is to be appraised, or that Partner's estate or successors, shall share the appraisal expenses equally.

               8.7.4 A Partner's interest in the Partnership so appraised or with agree-to value shall be based on that Partner's proportional interest in the Partnership's profits. Real Estate shall be appraised at fair market value."

     5. Section 8 (Changes In Membership), Paragraph 8.9 (Payment and Transfer of Available Interest) is deleted in its entirety and the following inserted in its place:

          "8.9 Payment and Transfer of Available Interest.

               8.9.1 General Provisions. On the occurrence of any event that leads to the purchase of an Available Interest under this Agreement, the consideration to be paid for the Interest or portion thereof shall be paid to the Selling Partner, his estate, or his former spouse, as the case may be. If the event that leads to the purchase is death of any Partner, the Remaining Partners shall file the necessary proofs of death and collect the proceeds of any policies of insurance covered by this Agreement and outstanding on the life of the deceased Partner. The decedent's personal representative shall apply for and obtain any necessary Court approval or confirmation of the sale of the decedent's

          Interest under this Agreement. Likewise, the parties will perform all necessary acts to collect under any disability pay-out policies in the event of a Partner's disability.

               8.9.2 Payment by Remaining Partners. The remaining Partners shall pay the purchase price, or balance of the purchase price if insurance proceeds were first applied, in cash or, at their option, shall pay a cash payment of at least 50% if the purchase price or balance of the purchase price is $10,000 or less, 30% if between $10,001 and $20,000, 20% if between $20,001 and $30,000, and 10% if over $30,000, with the remaining balance paid under a Promissory Note as more fully provided in Section 8.10 below.

               8.9.3 Prompt Payment and Transfer of Available Interest. In all events, consideration for the Available Interest shall be delivered as soon as practicable to the person entitled to it, and the Remaining Partners shall cause the transfer of the Available Interest to be reflected in the Partnership books and records."

     6. Section 8 (Changes In Membership), Paragraph 8.10 (Notes and Securities) shall have Sub-paragraph 8.10.1 (Form of Note) is deleted in its entirety and the following inserted in its place:

               "8.10.1 Form of Note. The deferred portion of the Purchase Price for any Available Interest purchased under this Agreement shall be represented by a Promissory Note executed by each of the purchasing Partners. The Note shall provide for payment of principal in 2 equal quarterly installments if the principal balance is $5,000 or less, 4 equal quarterly installments if the principal balance is between $5,001 and $14,000, 8 equal quarterly installments if the principal balance is between $14,001 and $24,000 and 12 equal quarterly installments if the principal balance is over $24,000. Each installment of principal shall have added to it accrued interest on the unpaid balance at the maximum legal rate permitted by law but not to exceed the rate of 12% per annum, with full privilege of prepayment of all or any part of the principal at any time without penalty or bonus. Any prepaid sums shall be applied against the installments thereafter falling due in inverse order of their maturity, or against all the remaining installments equally, at the option of the payers. The Note shall provide that, in case of default, at the election of the holder the entire sum of principal and interest will immediately be due and payable, and that the makers shall pay reasonable attorney's fees to the holder in the event suit is commenced because of default."

     IN WITNESS WHEREOF, the Partners have signed this Third Amendment effective as of January 1, 1991.

Name and Address              Capital Contribution   Percentage Interest
------------------------------------------------------------------------
General Partners:


/s/ Neale A. Perkins                $4,000.00              80.00000%
---------------------------
NEALE A. PERKINS
3120 E. Mission Boulevard
Ontario, CA 91761


/s/ Arlene Hamel                    $  166.66               3.33333%
---------------------------
ARLENE HAMEL
3120 E. Mission Boulevard
Ontario, CA 91761


/s/ Scott T. O'Brien                $  166.67               3.33333%
---------------------------
SCOTT T. O'BRIEN
3120 E. Mission Boulevard
Ontario, CA 91761


/s/ David M. Holmes                 $  166.67               3.33333%
---------------------------
DAVID M. HOLMES
27281 Las Ramblas, Ste. 155
Mission Viejo, CA 92691

                        SIGNATURES CONTINUED ON NEXT PAGE

Limited Partners:


/s/ Scott R. Carnahan               $   10.00               1.42857%
---------------------------
SCOTT R. CARNAHAN
---------------------------


/s/ James A. Estrada                $   10.00               1.42857%
---------------------------
JAMES A. ESTRADA
---------------------------


/s/ Donald E. Jeckell               $   10.00               1.42857%
---------------------------
DONALD E. JECKELL
---------------------------


/s/ David G. Ludt                   $   10.00               1.42857%
---------------------------
DAVID G. LUDT
---------------------------


/s/ Stuart C. Moffitt               $   10.00               1.42857%
---------------------------
STUART C. MOFFITT
---------------------------


/s/ Leland F. O'Brien               $   10.00               1.42857%
---------------------------
LELAND F. O'BRIEN
---------------------------


/s/ Gary Ragusa                     $   10.00               1.42857%
---------------------------
GARY RAGUSA
---------------------------


Initial Limited Partner:


/s/ Neale A. Perkins
---------------------------
NEALE A. PERKINS
3120 E. Mission Boulevard
Ontario, CA 91761

                               FOURTH AMENDMENT TO
                          LIMITED PARTNERSHIP AGREEMENT
                            OF NAP PROPERTIES, LTD.,
                        a California limited partnership
                           (Effective August 20, 1996)

     THIS FOURTH AMENDMENT TO LIMITED PARTNERSHIP AGREEMENT ("Fourth Amendment") to that certain Limited Partnership Agreement of NAP Properties, Ltd., a California limited partnership, dated August 11,1989 ("Agreement") as authorized in Paragraph 14.1 of the Agreement, is made by and between Neale A. Perkins, Scott T. O'Brien and David M. Holmes, collectively, the "General Partner" or "General Partners."

     The following is to correct an oversight in not previously amendment the Agreement to reflect the following changes in ownership:

     1. Effective January 1, 1994, Donald E. Jeckell's and James A. Estrada's respective limited partnership interests in the Partnership terminated.

     2. Effective January 1, 1996, Arlene Hamel withdrew as a General Partner of the Partnership and her general partnership interest in the Partnership terminated and Stuart C. Moffitt's limited partnership interest in the Partnership terminated.

     IN WITNESS WHEREOF, the General Partners have signed this Fourth Amendment effective August 20, 1996.


                                        /s/ Neale A. Perkins
                                        ----------------------------------------
                                        Neale A. Perkins


                                        /s/ Scott T. O'Brien
                                        ----------------------------------------
                                        Scott T. O'Brien


                                        /s/ David M. Holmes
                                        ----------------------------------------
                                        David M. Holmes

                               FIFTH AMENDMENT TO
                          LIMITED PARTNERSHIP AGREEMENT
                            OF NAP PROPERTIES, LTD.,
                        a California limited partnership
                           (Effective October 9, 1996)

     THIS FIFTH AMENDMENT TO LIMITED PARTNERSHIP AGREEMENT ("Fifth Amendment") to that certain Limited Partnership Agreement of NAP Properties, Ltd., a California limited partnership, dated August 11,1989 ("Agreement") as authorized in Paragraph 14.1 of the Agreement, is made by and between Neale A. Perkins, Scott T. O'Brien and David M. Holmes, the General Partners of NAP Property Managers, a California general partnership, the General Partner of this Limited Partnership.

     This Agreement is amended to reflect that the General Partner is NAP Property Managers, LLC, a California limited liability company.

     IN WITNESS WHEREOF, the General Partners have signed this Fifth Amendment effective October 9, 1996.

                                        "General Partner"


                                        /s/ Neale A. Perkins
                                        ----------------------------------------
                                        Neale A. Perkins


                                        /s/ Scott T. O'Brien
                                        ----------------------------------------
                                        Scott T. O'Brien


                                        /s/ David M. Holmes
                                        ----------------------------------------
                                        David M. Holmes

                               SIXTH AMENDMENT TO
                          LIMITED PARTNERSHIP AGREEMENT
                            OF NAP PROPERTIES, LTD.,
                        a California limited partnership
                             (Effective May 6, 1999)

     THIS SIXTH AMENDMENT TO LIMITED PARTNERSHIP AGREEMENT ("Sixth Amendment") to that certain Limited Partnership Agreement of NAP Properties, Ltd., a California limited partnership, dated August 11,1989 ("Agreement") as authorized in Paragraph 14.1 of the Agreement, is made by and between Neale A. Perkins, Scott T. O'Brien and David M. Holmes, the General Partners of NAP Property Managers, LLC, a California limited liability company, the General Partner of this Limited Partnership.

     This Agreement is amended to reflect that the sole Limited Partner of this Partnership is the Neale A. Perkins Trust, Established March 13,1990, having acquired the following limited partnership interests this date: SCOTT R. CARNAHAN, 2.0%; DAVID G. LUDT, 2.0%; LELAND F. O'BRIEN, 2.0%; and GARY RAGUSA,2.0%.

     IN WITNESS WHEREOF, the General Partners have signed this Sixth Amendment effective May 6, 1999.

                                        "General Partner"
                                        NAP PROPERTY MANAGERS, LLC,
                                        a California limited liability company


                                        By: /s/ Neale A. Perkins
                                        ----------------------------------------
                                        Neale A. Perkins, Trustee of the
                                        Neale A. Perkins Trust UTD 3/13/90,
                                        Member


                                        /s/ Patricia A. Perkins
                                        ----------------------------------------
                                        Patricia A. Perkins, Member

                              SEVENTH AMENDMENT TO
                        LIMITED PARTNERSHIP AGREEMENT OF
                              NAP PROPERTIES, LTD.,
                        a California Limited Partnership
                         (Effective as of May 20, 2000)

     THIS SEVENTH AMENDMENT TO LIMITED PARTNERSHIP AGREEMENT ("Seventh Amendment") to the certain Limited Partnership Agreement of NAP Properties, Ltd., a California limited partnership (the "Limited Partnership"), dated August 11, 1989 (the "Agreement") as authorized in Paragraph 14.1 of the Agreement, is made by ARMOR HOLDINGS PROPERTIES, INC., a Delaware corporation and the sole Managing Member of NAP PROPERTY MANAGERS, LLC, the sole General Partner of this Limited Partnership.

          This Agreement is amended and restated to reflect that the sole partners of the Limited Partnership are as follows:

          a) Armor Holdings Properties, Inc., as Limited Partner, having acquired the 8% partnership interest of the Neale A. Perkins Trust, Established March 13, 1990;and

          b) NAP PROPERTY MANAGERS, LLC, as General Partner, having a 92% partnership interest.

                                        NAP PROPERTY MANAGERS, LLC,
                                        General Partner
                                        By: ARMOR HOLDINGS PROPERTIES,
                                            INC., Managing Member


                                        By: /s/ Robert R. Schiller
                                            ------------------------------------
                                            Name: Robert R. Schiller
                                            Title: Vice President